APRIL 30, 2026 2026 Annual Financial Statements and Additional Information BlackRock FundsSM • Circle Reserve Fund Not FDIC Insured • May Lose Value • No Bank Guarantee BNM0626U-5650866-17926285

Page Schedule of Investments ............................................................................................................................................................. 3 Statement of Assets and Liabilities .................................................................................................................................................... 5 Statement of Operations ............................................................................................................................................................. 6 Statements of Changes in Net Assets ................................................................................................................................................. 7 Financial Highlights .................................................................................................................................................................. 8 Notes to Financial Statements ........................................................................................................................................................ 9 Report of Independent Registered Public Accounting Firm ............................................................................................................................. 13 Important Tax Information ............................................................................................................................................................ 14 Additional Information ................................................................................................................................................................ 15 Glossary of Terms Used in these Financial Statements ................................................................................................................................ 17 Table of Contents 2 BNM0626U-5650866-17926285

# Schedule of Investments
April 30, 2026

**Circle Reserve Fund**
**(Percentages shown are based on Net Assets)**

| Security | | Par (000) | Value |
|---|---|---|---|
| **U.S. Treasury Obligations — 28.8%** | | | |
| U.S. Treasury Bills[(a)] | | | |
| 3.62%,05/05/26 | USD | 549,000 | $ 548,778,695 |
| 3.65%,05/07/26 | | 900,200 | 899,654,629 |
| 3.63%,05/12/26 | | 107,900 | 107,780,486 |
| 3.64%,05/14/26 | | 1,242,330 | 1,240,714,971 |
| 3.64%,05/19/26 | | 603,840 | 602,744,359 |
| 3.64%,05/21/26 | | 2,608,110 | 2,602,892,743 |
| 3.64%,05/26/26 | | 2,592,110 | 2,585,577,081 |
| 3.66%,06/02/26 | | 823,800 | 821,146,749 |
| 3.66%,06/04/26 | | 1,179,690 | 1,175,673,606 |
| 3.67%,06/11/26 | | 14,700 | 14,639,646 |
| 3.66%,06/16/26 | | 1,716,480 | 1,708,551,297 |
| 3.67%,06/18/26 | | 3,237,580 | 3,221,996,444 |
| 3.69%,06/30/26 | | 549,000 | 545,908,521 |
| 3.68%,07/02/26 | | 688,510 | 684,212,898 |
| **U.S. Treasury Obligations (continued)** | | | |
| U.S. Treasury Bills[(a)] | | | |
| 3.68%,07/09/26 | USD | 658,210 | $ 653,630,504 |
| 3.68%,07/23/26 | | 1,710,920 | 1,696,679,914 |
| **Total U.S. Treasury Obligations — 28.8%** **(Cost: $19,110,582,543)** | | | 19,110,582,543 |
| **Total Repurchase Agreements — 70.8%** **(Cost: $46,998,000,000)** | | | 46,998,000,000 |
| **Total Investments — 99.6%** **(Cost: $66,108,582,543)** | | | 66,108,582,543 |
| **Other Assets Less Liabilities — 0.4%** | | | 258,460,246 |
| **Net Assets — 100.0%** | | | $ 66,367,042,789 |

(a) Rates are the current rate or a range of current rates as of period end.

## Repurchase Agreements

| | Repurchase Agreements | | | | | | Collateral | | |
|---|---|---|---|---|---|---|---|---|---|
| Counterparty | Coupon Rate | Purchase Date | Maturity Date | Par (000) | At Value | Proceeds Including Interest | Position | Original Par | Position Received, At value |
| Barclays Capital, Inc. | 3.66% | 04/30/26 | 05/01/26 | $ 6,000,000 | $ 6,000,000,000 | $ 6,000,610,000 | U.S. Treasury Obligation, 0.50% to 4.75%, due 04/30/27 to 08/15/44 | $ 6,418,866,500 | $ 6,120,000,082 |
| BNP Paribas SA | 3.64 | 04/30/26 | 05/01/26 | 200,000 | 200,000,000 | 200,020,222 | U.S. Treasury Obligation, 0.00% to 3.50%, due 02/15/29 to 11/15/55 | 323,078,941 | 204,000,001 |
| BNP Paribas SA | 3.64 | 04/30/26 | 05/01/26 | 6,900,000 | 6,900,000,000 | 6,900,697,667 | U.S. Treasury Obligation, 0.38% to 6.13%, due 07/31/26 to 05/15/55 | 7,444,607,700 | 7,038,000,015 |
| Citibank N.A. | 3.65 | 04/30/26 | 05/01/26 | 800,000 | 800,000,000 | 800,081,111 | U.S. Treasury Obligation, 0.00% to 6.38%, due 05/12/26 to 02/15/54 | 872,360,700 | 816,000,014 |
| Citigroup Global Markets, Inc. | 3.64 | 04/30/26 | 05/01/26 | 11,300,000 | 11,300,000,000 | 11,301,142,556 | U.S. Treasury Obligation, 0.00% to 6.13%, due 05/05/26 to 02/15/56 | 11,562,588,700 | 11,540,022,688 |
| Credit Agricole Corporate & Investment Bank SA | 3.64 | 04/30/26 | 05/01/26 | 5,000 | 5,000,000 | 5,000,505 | U.S. Treasury Obligation, 0.00% to 4.88%, due 07/15/26 to 08/15/55 | 7,567,710 | 5,100,000 |
| Deutsche Bank AG | 3.64 | 04/30/26 | 05/01/26 | 465,000 | 465,000,000 | 465,047,017 | U.S. Treasury Obligation, 0.00% to 6.13%, due 05/01/26 to 08/15/54 | 508,142,749 | 473,270,871 |
| Goldman Sachs & Co. LLC | 3.64 | 04/30/26 | 05/01/26 | 9,150,000 | 9,150,000,000 | 9,150,925,167 | U.S. Treasury Obligation, 0.00% to 4.38%, due 06/11/26 to 12/31/30 | 9,359,370,400 | 9,333,000,005 |
| Goldman Sachs & Co. LLC | 3.64 | 04/30/26 | 05/01/26 | 690,000 | 690,000,000 | 690,069,767 | U.S. Treasury Obligation, 0.00% to 4.25%, due 11/15/26 to 02/15/52 | 826,649,600 | 703,800,001 |
| J.P. Morgan Securities LLC | 3.64 | 04/30/26 | 05/01/26 | 3,000,000 | 3,000,000,000 | 3,000,303,333 | U.S. Treasury Obligation, 0.50% to 2.88%, due 05/31/27 to 04/30/29 | 3,190,308,800 | 3,060,000,030 |
| Nomura Securities International, Inc. | 3.64 | 04/30/26 | 05/01/26 | 250,000 | 250,000,000 | 250,025,278 | U.S. Treasury Obligation, 0.00% to 4.63%, due 05/15/26 to 08/15/55 | 296,450,679 | 255,014,571 |

SCHEDULE OF INVESTMENTS 3

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Schedule of Investments (continued)
April 30, 2026
Circle Reserve Fund

**Repurchase Agreements (continued)**

| | Repurchase Agreements | | | | | | Collateral | | |
|---|---|---|---|---|---|---|---|---|---|
| Counterparty | Coupon Rate | Purchase Date | Maturity Date | Par (000) | At Value | Proceeds Including Interest | Position | Original Par | Position Received, At value |
| Wells Fargo Securities LLC . . . | 3.64 | 04/30/26 | 05/01/26 | $ 6,200,000 | $ 6,200,000,000 | $ 6,200,626,889 | U.S. Treasury Obligation, 4.00% to 4.75%, due 02/15/41 to 11/15/43 | $ 6,406,464,600 | $ 6,324,000,068 |
| Wells Fargo Securities LLC . . . | 3.64 | 04/30/26 | 05/01/26 | 2,038,000 | 2,038,000,000 | 2,038,206,064 | U.S. Treasury Obligation, 1.88% to 4.38%, due 07/15/28 to 05/15/34 | 2,131,282,600 | 2,078,760,055 |
| | | | | | $ 46,998,000,000 | | | | $ 47,950,968,401 |

**Fair Value Hierarchy as of Period End**

Various inputs are used in determining the fair value of financial instruments at the measurement date. For a description of the input levels and information about the Fund's policy regarding valuation of financial instruments, refer to the Notes to Financial Statements.

The following table summarizes the Fund's financial instruments categorized in the fair value hierarchy. The breakdown of the Fund's financial instruments into major categories is disclosed in the Schedule of Investments above.

| | Level 1 | Level 2 | Level 3 | Total |
|---|---|---|---|---|
| Assets | | | | |
| Investments | | | | |
| Short-Term Securities | | | | |
| Repurchase Agreements . . . | $ — | $ 46,998,000,000 | $ — | $ 46,998,000,000 |
| U.S. Treasury Obligations . . . | — | 19,110,582,543 | — | 19,110,582,543 |
| | $ — | $ 66,108,582,543 | $ — | $ 66,108,582,543 |

*See notes to financial statements.*

4 2026 BlackRock Annual Financial Statements and Additional Information
BNM0626U-5650866-17926285

Circle Reserve Fund ASSETS Investments, at value — unaffiliated(a) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 19,110,582,543 Cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1,003,490,334 Repurchase agreements, at value(b) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46,998,000,000 Receivables: Interest — unaffiliated. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4,851,688 Prepaid expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 93,356 Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 67,117,017,921 LIABILITIES Payables: Investments purchased . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 545,908,521 Administration fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1,702,161 Income dividend distributions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 198,634,957 Investment advisory fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3,035,293 Trustees’ and Officer’s fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34,358 Other accrued expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 571,881 Professional fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 87,961 Total liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 749,975,132 Commitments and contingent liabilities NET ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 66,367,042,789 NET ASSETS CONSIST OF: Paid-in capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 66,361,845,348 Accumulated earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5,197,441 NET ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 66,367,042,789 NET ASSET VALUE Institutional Net assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 66,367,042,789 Shares outstanding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 66,362,009,000 Net asset value . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 1.00 Shares authorized . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Unlimited Par value. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 0.001 (a) Investments, at cost — unaffiliated. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 19,110,582,543 (b) Repurchase agreements, at cost . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 46,998,000,000 See notes to financial statements. Statement of Assets and Liabilities April 30, 2026 S T A T E M E N T O F A S S E T S A N D L I A B I L I T I E S 5 BNM0626U-5650866-17926285

# Statement of Operations

Year Ended April 30, 2026

| | Circle Reserve Fund |
|---|---|
| **INVESTMENT INCOME** | |
| Interest — unaffiliated | $ 2,489,692,922 |
| Total investment income | 2,489,692,922 |
| EXPENSES | |
| Investment advisory | 88,001,080 |
| Administration | 19,089,672 |
| Administration — class specific | 12,384,782 |
| Registration | 3,685,566 |
| Accounting services | 936,859 |
| Trustees and Officer | 376,761 |
| Custodian | 333,977 |
| Professional | 306,962 |
| Printing and postage | 32,331 |
| Transfer agent — class specific | 4 |
| Miscellaneous | 135,980 |
| Total expenses | 125,283,974 |
| Less: | |
| Administration fees waived by the Manager — class specific | (12,384,782) |
| Fees waived and/or reimbursed by the Manager | (57,146,636) |
| Transfer agent fees waived and/or reimbursed by the Manager — class specific | (4) |
| Total expenses after fees waived and/or reimbursed | 55,752,552 |
| Net investment income | 2,433,940,370 |
| **REALIZED GAIN (LOSS)** | |
| Net realized gain from: | |
| Investments — unaffiliated | 2,513,872 |
| NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS | $ 2,436,454,242 |

*See notes to financial statements.*

6 2026 BlackRock Annual Financial Statements and Additional Information

BNM0626U-5650866-17926285

Circle Reserve Fund Year Ended 04/30/26 Year Ended 04/30/25 INCREASE (DECREASE) IN NET ASSETS OPERATIONS Net investment income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 2,433,940,370 $ 1,732,446,070 Net realized gain . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2,513,872 1,350,202 Net increase in net assets resulting from operations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2,436,454,242 1,733,796,272 DISTRIBUTIONS TO SHAREHOLDERS(a) Decrease in net assets resulting from distributions to shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . (2,433,983,014) (1,732,445,862) CAPITAL TRANSACTIONS Net proceeds from sale of shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36,150,000,000 27,775,000,000 Costs of shares redeemed . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . (24,000,000,000) (3,550,000,000) Net increase in net assets derived from capital transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12,150,000,000 24,225,000,000 NET ASSETS Total increase in net assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12,152,471,228 24,226,350,410 Beginning of year. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54,214,571,561 29,988,221,151 End of year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 66,367,042,789 $ 54,214,571,561 (a) Distributions for annual periods determined in accordance with U.S. federal income tax regulations. See notes to financial statements. Statements of Changes in Net Assets S T A T E M E N T S O F C H A N G E S I N N E T A S S E T S 7 BNM0626U-5650866-17926285

# Financial Highlights
(For a share outstanding throughout each period)

| | Circle Reserve Fund | | | |
|---|---|---|---|---|
| | Institutional | | | |
| | Year Ended 04/30/26 | Year Ended 04/30/25 | Year Ended 04/30/24 | Period from 11/03/22[(a)] to 04/30/23 |
| **Net asset value, beginning of period** | $ 1.00 | $ 1.00 | $ 1.00 | $ 1.00 |
| Net investment income[(b)] | 0.0393 | 0.0469 | 0.0518 | 0.0210 |
| Net realized gain (loss) | 0.0002 | 0.0009 | 0.0001 | (0.0004)[(c)] |
| Net increase from investment operations | 0.0395 | 0.0478 | 0.0519 | 0.0206 |
| **Distributions[(d)]** | | | | |
| From net investment income | (0.0395) | (0.0478) | (0.0519) | (0.0206) |
| From net realized gain | (0.0000)[(e)] | (0.0000)[(e)] | — | — |
| Total distributions | (0.0395) | (0.0478) | (0.0519) | (0.0206) |
| **Net asset value, end of period** | $ 1.00 | $ 1.00 | $ 1.00 | $ 1.00 |
| **Total Return[(f)]** | | | | |
| Based on net asset value | 4.02% | 4.89% | 5.31% | 2.07%[(g)] |
| **Ratios to Average Net Assets** | | | | |
| Total expenses | 0.20% | 0.21% | 0.22% | 0.21%[(h)] |
| Total expenses after fees waived and/or reimbursed | 0.09% | 0.09% | 0.09% | 0.09%[(h)] |
| Net investment income | 3.93% | 4.69% | 5.18% | 4.29%[(h)] |
| **Supplemental Data** | | | | |
| Net assets, end of period (000) | $ 66,367,043 | $ 54,214,572 | $ 29,988,221 | $ 25,387,043 |

(a) Commencement of operations.
(b) Based on average shares outstanding.
(c) The amount reported for a share outstanding may not accord with the change in aggregate gains and losses in securities for the fiscal period due to the timing of capital share transactions in relation to the fluctuating market values of the Fund's underlying securities.
(d) Distributions for annual periods determined in accordance with U.S. federal income tax regulations.
(e) Amount is greater than $(0.00005) per share.
(f) Where applicable, assumes the reinvestment of distributions.
(g) Not annualized.
(h) Annualized.

*See notes to financial statements.*

8 2026 BlackRock Annual Financial Statements and Additional Information
BNM0626U-5650866-17926285

1. ORGANIZATION BlackRock FundsSM (the “Trust”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. The Trust is organized as a Massachusetts business trust. Circle Reserve Fund (the “Fund”) is a series of the Trust. The Fund is classified as a diversified fund under the 1940 Act. The Fund operates as a “government money market fund” under Rule 2a-7 under the 1940 Act. The Fund is not subject to discretionary liquidity fees. The Fund, together with certain other registered investment companies advised by BlackRock Advisors, LLC (the “Manager”) or its affiliates, is included in a complex of funds referred to as the BlackRock Multi-Asset Complex. Shares of the Fund are only available for purchase by Circle Internet Financial, LLC and Circle Internet Financial Europe SAS (collectively, “Circle”). 2. SIGNIFICANT ACCOUNTING POLICIES The financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which may require management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the financial statements, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates. The Fund is considered an investment company under U.S. GAAP and follows the accounting and reporting guidance applicable to investment companies. Below is a summary of significant accounting policies: Investment Transactions and Income Recognition: For financial reporting purposes, investment transactions are recorded on the dates the transactions are executed. Realized gains and losses on investment transactions are determined using the specific identification method. Interest income, including amortization and accretion of premiums and discounts on debt securities is recognized daily on an accrual basis. Cash: The Fund may maintain cash at its custodian which, at times may exceed United States federally insured limits. The Fund may, at times, have outstanding cash disbursements that exceed deposited cash amounts at the custodian during the reporting period. The Fund is obligated to repay the custodian for any overdraft, including any related costs or expenses, where applicable. For financial reporting purposes, overdraft fees, if any, are included in interest expense in the Statement of Operations. Distributions: Distributions from net investment income are declared daily and paid monthly. Distributions of capital gains are distributed at least annually and are recorded on the ex-dividend dates. The character and timing of distributions are determined in accordance with U.S. federal income tax regulations, which may differ from U.S. GAAP. Indemnifications: In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnification. The Fund’s maximum exposure under these arrangements is unknown because it involves future potential claims against the Fund, which cannot be predicted with any certainty. Other: Expenses directly related to the Fund are charged to the Fund. Other operating expenses shared by several funds, including other funds managed by the Manager, are prorated among those funds on the basis of relative net assets or other appropriate methods. The Fund has an arrangement with its custodian whereby credits are earned on uninvested cash balances. For financial reporting purposes, custodian credits, if any, are included in interest income in the Statement of Operations. Segment Reporting: The Chief Financial Officer acts as the Fund’s Chief Operating Decision Maker (“CODM”) and is responsible for assessing performance and allocating resources with respect to the Fund. The CODM has concluded that the Fund operates as a single operating segment since the Fund has a single investment strategy as disclosed in its prospectus, against which the CODM assesses performance. The financial information provided to and reviewed by the CODM is presented within the Fund’s financial statements. Recent Accounting Standard: The Fund adopted Financial Accounting Standards Board Update 2023-09, Income Taxes (Topic 740) – Improvements to Income Tax Disclosures (“ASU 2023-09”) during the period. ASU 2023-09 enhances income tax disclosures, including disclosure of income taxes paid disaggregated by jurisdiction. The Fund’s adoption of the new standard did not have a material impact on financial statement disclosures and did not affect the Fund’s financial position or results of operations. 3. INVESTMENT VALUATION AND FAIR VALUE MEASUREMENTS Investment Valuation Policies: U.S. GAAP defines fair value as the price the Fund would receive to sell an asset or pay to transfer a liability in an orderly transaction between market participants at the measurement date. The Fund’s investments are valued under the amortized cost method which approximates current market value in accordance with Rule 2a-7 under the 1940 Act. Under this method, investments are valued at cost when purchased and, thereafter, a constant proportionate accretion of discounts and amortization of premiums are recorded until the maturity of the security. The Fund seeks to maintain its net asset value (“NAV”) per share at $1.00, although there is no assurance that it will be able to do so on a continuing basis. Fair Value Hierarchy: Various inputs are used in determining the fair value of financial instruments at the measurement date. These inputs to valuation techniques are categorized into a fair value hierarchy consisting of three broad levels for financial reporting purposes as follows: • Level 1 – Unadjusted price quotations in active markets/exchanges that the Fund has the ability to access for identical assets or liabilities; • Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and Notes to Financial Statements N O T E S T O F I N A N C I A L S T A T E M E N T S 9 BNM0626U-5650866-17926285

• Level 3 – Inputs that are unobservable and significant to the entire fair value measurement for the asset or liability (including the Valuation Committee’s assumptions used in determining the fair value of financial instruments). The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Accordingly, the degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3. The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the fair value hierarchy classification is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The categorization of a value determined for financial instruments is based on the pricing transparency of the financial instruments and is not necessarily an indication of the risks associated with investing in those securities. 4. SECURITIES AND OTHER INVESTMENTS Repurchase Agreements: Repurchase agreements are commitments to purchase a security from a counterparty who agrees to repurchase the same security at a mutually agreed upon date and price. On a daily basis, the counterparty is required to maintain collateral subject to the agreement and in value no less than the agreed upon repurchase amount. Repurchase agreements may be traded bilaterally, in a tri-party arrangement or may be centrally cleared through a sponsoring agent. Subject to the custodial undertaking associated with a tri-party repurchase arrangement and for centrally cleared repurchase agreements, a third-party custodian maintains accounts to hold collateral for a fund and its counterparties. Typically, a fund and counterparty are not permitted to sell, re-pledge or use the collateral absent a default by the counterparty or the fund, respectively. In the event the counterparty defaults and the fair value of the collateral declines, a fund could experience losses, delays and costs in liquidating the collateral. Repurchase agreements are entered into by a fund under Master Repurchase Agreements (each, an “MRA”). The MRA permits the fund, under certain circumstances including an event of default (such as bankruptcy or insolvency), to offset payables and/or receivables with collateral held by and/or posted to the counterparty. As a result, one single net payment is created. Bankruptcy or insolvency laws of a particular jurisdiction may impose restrictions on or prohibitions against such a right of offset in the event of the MRA counterparty’s bankruptcy or insolvency. Based on the terms of the MRA, the fund receives collateral with a market value in excess of the repurchase price at maturity. Upon a bankruptcy or insolvency of the MRA counterparty, the fund would recognize a liability with respect to such excess collateral. The liability reflects the fund’s obligation under bankruptcy law to return the excess to the counterparty. 5. INVESTMENT ADVISORY AGREEMENT AND OTHER TRANSACTIONS WITH AFFILIATES Investment Advisory: The Trust, on behalf of the Fund, entered into an Investment Advisory Agreement with the Manager, the Fund’s investment adviser and an indirect, majority-owned subsidiary of BlackRock, Inc. (“BlackRock”), to provide investment advisory services. The Manager is responsible for the management of the Fund’s portfolio and provides the personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays the Manager a monthly fee at an annual rate equal to the following percentages of the average daily value of the Fund’s net assets: Average Daily Net Assets Investment Advisory Fees First $10 billion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 0.165% Next $10 billion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 0.155 Next $10 billion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 0.140 Next $10 billion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 0.135 Excess of $40 billion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 0.130 Administration: The Trust, on behalf of the Fund, entered into an Administration Agreement with the Manager, an indirect, majority-owned subsidiary of BlackRock, to provide administrative services. For these services, the Manager receives an administration fee computed daily and payable monthly, based on a percentage of the average daily net assets of the Fund. The administration fee, which is shown as administration in the Statement of Operations, is paid at the annual rates below. Average Daily Net Assets Administration Fees First $500 million . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 0.0425% $500 million - $1 billion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 0.0400 $1 billion - $2 billion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 0.0375 $2 billion - $4 billion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 0.0350 $4 billion - $13 billion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 0.0325 Greater than $13 billion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 0.0300 In addition, the Manager charges Institutional Shares an administration fee, which is shown as administration - class specific in the Statement of Operations, at an annual rate of 0.02% of the average daily net assets of Institutional Shares. Transfer Agent: Pursuant to written agreements, certain financial intermediaries, some of which may be affiliates, provide the Fund with sub-accounting, recordkeeping, sub-transfer agency and other administrative services with respect to servicing of underlying investor accounts. For these services, these entities receive an asset-based fee or an annual fee per shareholder account, which will vary depending on share class and/or net assets. For the year ended April 30, 2026, the Fund did not pay any amounts to affiliates in return for these services. Expense Limitations, Waivers and Reimbursements: The Manager contractually agreed to waive and/or reimburse fees or expenses in order to limit net total annual operating expenses, excluding interest expense, dividend expense, acquired fund fees and expenses, and certain other fund expenses (“expense limitation”). The expense limitation as a percentage of average daily net assets is 0.17% for Institutional Shares. Notes to Financial Statements (continued) 10 2 0 2 6 B L A C K R O C K A N N U A L F I N A N C I A L S T A T E M E N T S A N D A D D I T I O N A L I N F O R M A T I O N BNM0626U-5650866-17926285

Notes to Financial Statements (continued)

The Manager has agreed not to reduce or discontinue the contractual expense limitation through June 30, 2027, unless approved by the Board, including a majority of trustees who are not "interested persons" of the Trust, as defined in the 1940 Act ("Independent Trustees"), or by a vote of a majority of the outstanding voting securities of the Fund. For the year ended April 30, 2026, the Manager waived and/or reimbursed investment advisory fees of $57,146,636 which is included in fees waived and/or reimbursed by the Manager in the Statement of Operations.

In addition, these amounts waived and/or reimbursed by the Manager are included in administration fees waived by the Manager - class specific and transfer agent fees waived and/or reimbursed by the Manager — class specific, respectively, in the Statement of Operations. For the year ended April 30, 2026, class specific expense waivers and/or reimbursements were as follows:

| | *Institutional* |
|---|---|
| Administration fees waived by the Manager — class specific | $ 12,384,782 |
| Transfer agent fees waived and/or reimbursed by the Manager — class specific | 4 |

The Manager and BlackRock Investments, LLC (the "Distributor") have voluntarily agreed to waive a portion of their respective fees and/or reimburse operating expenses. The Manager and the Distributor may discontinue this voluntary waiver and/or reimbursement at any time without notice.

**Trustees and Officers:** Certain trustees and/or officers of the Trust are directors and/or officers of BlackRock or its affiliates. The Fund reimburses the Manager for a portion of the compensation paid to the Trust's Chief Compliance Officer, which is included in Trustees and Officer in the Statement of Operations.

## 6. INCOME TAX INFORMATION

It is the Fund's policy to comply with the requirements of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies, and to distribute substantially all of its taxable income to its shareholders. Therefore, no U.S. federal income tax provision is required.

The Fund files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The statute of limitations on the Fund's U.S. federal tax returns generally remains open for a period of three years after they are filed. The statutes of limitations on the Fund's state and local tax returns may remain open for an additional year depending upon the jurisdiction.

Management has analyzed tax laws and regulations and their application to the Fund as of April 30, 2026, inclusive of the open tax return years, and does not believe that there are any uncertain tax positions that require recognition of a tax liability in the Fund's financial statements. Management's analysis is based on the tax laws and judicial and administrative interpretations thereof in effect as of the date of these financial statements, all of which are subject to change, possibly with retroactive effect, which may impact the Fund's NAV.

The tax character of distributions paid was as follows:

| | *Year Ended 04/30/26* | *Year Ended 04/30/25* |
|---|---|---|
| Ordinary income | $ 2,433,983,014 | $ 1,732,445,862 |

As of April 30, 2026, the tax components of accumulated earnings (loss) were as follows:

| *Fund Name* | *Undistributed Ordinary Income* | *Total* |
|---|---|---|
| Circle Reserve Fund | $ 5,197,441 | $ 5,197,441 |

As of April 30, 2026, gross unrealized appreciation and depreciation based on cost of investments (including short positions and derivatives, if any) for U.S. federal income tax purposes were as follows:

| *Fund Name* | *Tax Cost* | *Gross Unrealized Appreciation* | *Gross Unrealized Depreciation* | *Net Unrealized Appreciation (Depreciation)* |
|---|---|---|---|---|
| Circle Reserve Fund | $ 66,108,582,543 | $ — | $ — | $ — |

## 7. PRINCIPAL RISKS

In the normal course of business, the Fund invests in securities or other instruments and may enter into certain transactions, and such activities subject the Fund to various risks, including among others, fluctuations in the market (market risk) or failure of an issuer to meet all of its obligations. The value of securities or other instruments may also be affected by various factors, including, without limitation: (i) the general economy; (ii) the overall market as well as local, regional or global political and/or social instability; (iii) regulation, taxation, tariffs or international tax treaties between various countries; or (iv) currency, interest rate or price fluctuations. Local, regional or global events such as war, acts of terrorism, the spread of infectious illness or other public health issues, recessions, or other events could have a significant impact on the Fund and its investments. The Fund's prospectus provides details of the risks to which the Fund is subject.

NOTES TO FINANCIAL STATEMENTS 11

BNM0626U-5650866-17926285

Notes to Financial Statements (continued)

**Counterparty Credit Risk:** The Fund may be exposed to counterparty credit risk, or the risk that an entity may fail to or be unable to perform on its commitments related to unsettled or open transactions, including making timely interest and/or principal payments or otherwise honoring its obligations. The Fund manages counterparty credit risk by entering into transactions only with counterparties that the Manager believes have the financial resources to honor their obligations and by monitoring the financial stability of those counterparties. Financial assets, which potentially expose the Fund to market, issuer and counterparty credit risks, consist principally of financial instruments and receivables due from counterparties. The extent of the Fund's exposure to market, issuer and counterparty credit risks with respect to these financial assets is approximately their value recorded in the Statement of Assets and Liabilities, less any collateral held by the Fund.

**Geographic/Asset Class Risk:** A diversified portfolio, where this is appropriate and consistent with a fund's objectives, minimizes the risk that a price change of a particular investment will have a material impact on the NAV of a fund. The investment concentrations within the Fund's portfolio are disclosed in its Schedule of Investments.

The Fund invests a significant portion of its assets in securities of issuers located in the United States. A decrease in imports or exports, changes in trade regulations, inflation and/or an economic recession in the United States may have a material adverse effect on the U.S. economy and the securities listed on U.S. exchanges. Proposed and adopted policy and legislative changes in the United States may also have a significant effect on U.S. markets generally, as well as on the value of certain securities. Governmental agencies project that the United States will continue to maintain elevated public debt levels for the foreseeable future which may constrain future economic growth. Circumstances could arise that could prevent the timely payment of interest or principal on U.S. government debt, such as reaching the legislative "debt ceiling." Such non-payment would result in substantial negative consequences for the U.S. economy and the global financial system. If U.S. relations with certain countries deteriorate, it could adversely affect issuers that rely on the United States for trade. The United States has also experienced increased internal unrest and discord. If these trends were to continue, they may have an adverse impact on the U.S. economy and the issuers in which the Fund invests.

**Shareholder Purchase/Redemption Risk:** Shares of the Fund are held by Circle as a portion of the reserves associated with Circle's issuance of stablecoins to customers. The assets of the Fund are expected to fluctuate depending on the creation (mining) of additional stablecoins or the redemption (burning) of such coins. Stablecoins may face periods of uncertainty resulting in the potential for rapid requests by Circle for redemption of the Fund's shares. Redemptions of a large number of Fund shares may adversely affect the Fund's liquidity and net assets. These large redemptions may force the Fund to sell portfolio securities to meet redemption requests when it might not otherwise do so, which may negatively impact the Fund. In addition, large redemptions can result in the Fund's current expenses being allocated over a smaller asset base, which generally could result in an increase in the Fund's expense ratio.

## 8. CAPITAL SHARE TRANSACTIONS

The number of shares sold, reinvested and redeemed corresponds to the net proceeds from the sale of shares, reinvestment of all distributions and cost of shares redeemed, respectively, since shares are sold, reinvested and redeemed at $1.00 per share.

Transactions in capital shares were as follows:

| Fund Name/Share Class | Year Ended 04/30/26<br>Shares | Year Ended 04/30/25<br>Shares |
|---|---|---|
| Circle Reserve Fund | | |
| Institutional | | |
| Shares sold | 36,150,000,000 | 27,775,000,000 |
| Shares redeemed | (24,000,000,000) | (3,550,000,000) |
| | 12,150,000,000 | 24,225,000,000 |

## 9. SUBSEQUENT EVENTS

Management has evaluated the impact of all subsequent events on the Fund through the date the financial statements were issued and has determined that there were no subsequent events requiring adjustment or additional disclosure in the financial statements.

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Report of Independent Registered Public Accounting Firm To the Shareholders of Circle Reserve Fund and the Board of Trustees of BlackRock FundsSM: Opinion on the Financial Statements and Financial Highlights We have audited the accompanying statement of assets and liabilities of Circle Reserve Fund of BlackRock FundsSM (the “Fund”), including the schedule of investments, as of April 30, 2026, the related statement of operations for the year then ended, statements of changes in net assets for each of the two years in the period then ended, financial highlights for each of the three years in the period then ended and for the period from November 3, 2022 (commencement of operations) through April 30, 2023, and the related notes (collectively referred to as the “financial statements and financial highlights”). In our opinion, the financial statements and financial highlights present fairly, in all material respects, the financial position of the Fund as of April 30, 2026, and the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the three years in the period then ended and for the period from November 3, 2022 (commencement of operations) through April 30, 2023, in conformity with accounting principles generally accepted in the United States of America. Basis for Opinion These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on the Fund’s financial statements and financial highlights based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Fund in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement, whether due to error or fraud. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement of the financial statements and financial highlights, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements and financial highlights. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and financial highlights. Our procedures included confirmation of securities owned as of April 30, 2026, by correspondence with custodians or counterparties; when replies were not received, we performed other auditing procedures. We believe that our audits provide a reasonable basis for our opinion. /s/ Deloitte & Touche LLP Boston, Massachusetts June 23, 2026 We have served as the auditor of one or more BlackRock investment companies since 1992. R E P O R T O F I N D E P E N D E N T R E G I S T E R E D P U B L I C A C C O U N T I N G F I R M 13 BNM0626U-5650866-17926285

# Important Tax Information (unaudited)

The Fund hereby designates the following amount, or maximum amount allowable by law, of distributions from direct federal obligation interest for the fiscal year ended April 30, 2026:

| *Fund Name* | *Federal Obligation Interest* |
|---|---|
| Circle Reserve Fund | $ 860,402,436 |

The law varies in each state as to whether and what percent of ordinary income dividends attributable to federal obligations is exempt from state income tax. Shareholders are advised to check with their tax advisers to determine if any portion of the dividends received is exempt from state income tax.

The Fund hereby designates the following amount, or maximum amount allowable by law, as interest income eligible to be treated as a Section 163(j) interest dividend for the fiscal year ended April 30, 2026:

| *Fund Name* | *Interest Dividends* |
|---|---|
| Circle Reserve Fund | $ 2,433,940,370 |

The Fund hereby designates the following amount, or maximum amount allowable by law, as interest-related dividends and qualified short-term capital gains eligible for exemption from U.S. withholding tax for nonresident aliens and foreign corporations for the fiscal year ended April 30, 2026:

| *Fund Name* | *Interest-Related Dividends* | *Qualified Short-Term Gains* |
|---|---|---|
| Circle Reserve Fund | $ 2,433,940,370 | $ 1,351,972 |

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BNM0626U-5650866-17926285

Changes in and Disagreements with Accountants Not applicable. Proxy Results Not applicable. Remuneration Paid to Trustees, Officers, and Others Compensation to the independent trustees of the Trust is paid by the Trust, on behalf of the Fund. General Information Quarterly performance, shareholder reports, semi-annual and annual financial statements, current net asset value and other information regarding the Fund may be found on BlackRock’s website, which can be accessed at blackrock.com. Any reference to BlackRock’s website in this report is intended to allow investors public access to information regarding the Fund and does not, and is not intended to, incorporate BlackRock’s website in this report. Electronic Delivery Shareholders can sign up for e-mail notifications of quarterly statements, annual and semi-annual shareholder reports and prospectuses by enrolling in the electronic delivery program. To enroll in electronic delivery: Shareholders Who Hold Accounts with Investment Advisors, Banks or Brokerages: Please contact your financial advisor. Please note that not all investment advisors, banks or brokerages may offer this service. Shareholders Who Hold Accounts Directly with BlackRock: 1. Access the BlackRock website at blackrock.com 2. Select “Access Your Account” 3. Next, select “eDelivery” in the “Related Resources” box and follow the sign-up instructions. Additional Information A D D I T I O N A L I N F O R M A T I O N 15 BNM0626U-5650866-17926285

Additional Information (continued)

## Fund and Service Providers

**Investment Adviser and Administrator**
BlackRock Advisors, LLC
Wilmington, DE 19809

**Accounting Agent and Custodian**
The Bank of New York Mellon
New York, NY 10286

**Transfer Agent**
BNY Mellon Investment Servicing (US) Inc.
Westborough, MA 01581

**Independent Registered Public Accounting Firm**
Deloitte & Touche LLP
Boston, MA 02110

**Distributor**
BlackRock Investments, LLC
New York, NY 10001

**Legal Counsel**
Ropes & Gray LLP
New York, NY 10036

**Address of the Trust**
100 Bellevue Parkway
Wilmington, DE 19809

16 2026 BlackRock Annual Financial Statements and Additional Information
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Currency Abbreviation USD United States Dollar Glossary of Terms Used in these Financial Statements G L O S S A R Y O F T E R M S U S E D I N T H E S E F I N A N C I A L S T A T E M E N T S 17 BNM0626U-5650866-17926285

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Want to know more? blackrock.com | 800-441-7450 This report is intended for current holders. It is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless preceded or accompanied by the Fund’s current prospectus. You could lose money by investing in the Fund. Although the Fund seeks to preserve the value of your investment at $1.00 per share, it cannot guarantee it will do so. An investment in the Fund is not a bank account and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. The Fund’s sponsor is not required to reimburse the Fund for losses, and you should not expect that the sponsor will provide financial support to the Fund at any time, including during periods of market stress. Performance data quoted represents past performance and does not guarantee future results. Total return information assumes reinvestment of all distributions. Current performance may be higher or lower than the performance data quoted. For current month-end performance information, call (800) 626-1960. The Fund’s current 7-day yield more closely reflects the current earnings of the Fund than the total returns quoted. Statements and other information herein are as dated and are subject to change. Go to www.blackrock.com/edelivery. BNM0626U-5650866-17926285